Exhibit 99.1



                                    CONTACT:  Media:
                                              Ronald S. Ziemba
                                              203-969-0666 ext. 405
                                              ronald.ziemba@hexcel.com

                                              Investors:
                                              Stephen C. Forsyth
                                              203-969-0666 ext. 425
                                              stephen.forsyth@hexcel.com


              HEXCEL PROPOSES TO ISSUE $275 MILLION OF SENIOR
             SUBORDINATED NOTES DUE 2009 PURSUANT TO RULE 144A.



      STAMFORD, CT, January 4, 1999 -- Hexcel Corporation (NYSE/PCX: HXL) announced today that it proposes to issue $275 million of senior subordinated notes due 2009 pursuant to Rule 144A of the Securities Act of 1933. Hexcel expects that the proposed private offering will be consummated by the end of January 1999. Hexcel will use the net proceeds of the proposed offering to prepay approximately $227.5 million of its bank term loans and to redeem approximately $37.5 of its increasing rate senior subordinated notes. The notes issued pursuant to the offering will have registration rights but will not be initially registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

      This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.